John Hunt
Direct Line: (617) 439-3194
Fax: (617) 439-9194
E-mail: jhunt@nutter.com

July 31, 2014

VIA EDGAR

U.S. Securities and Exchange Commission
Division of Investment Management
100 F Street, NE
Washington, D.C. 20549

Re:           Pear Tree Funds
Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A
File Nos. 333-102055 and 811-03790

Ladies and Gentlemen:

We understand that Pear Tree Funds (the “Registrant”) has enclosed herewith for filing electronically with the Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “Securities Act”), Post-Effective Amendment No. 54, (the “Amendment”) to the Registration Statement on Form N-1A of the Registrant, together with the exhibits indicated as being filed therewith.

As indicated on the cover page of the Amendment, the Amendment is to become effective on August 1, 2014 pursuant to paragraph (b) of Rule 485 under the Securities Act.

The Amendment is being filed to update financial and other information in the prospectus and statement of additional information included therein.  Our review of the Amendment has not revealed any disclosure that would render it ineligible to become effective pursuant to Rule 485(b).

Please call John Hunt at (617) 439-2194 if you have any question.

Very truly yours,

/s/ Nutter McClennen & Fish LLP

JH/hex
2589963.2

Nutter McClennen & Fish LLP  ■  Attorneys at Law

SeaportWest  ■  155 Seaport Blvd.  ■  Boston, MA 02210-2604  ■  617-439-2000  ■  Fax: 617-310-9000  ■  www.nutter.com